Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) between Nabriva Therapeutics US, Inc. (the “Company”) and Theodore R. Schroeder (“Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company and Executive are parties to the Amended and Restated Employment Agreement dated as of March 10, 2021 (the “Employment Agreement”);

WHEREAS, the Parties are ending their employment relationship and wish to establish mutually agreeable terms for Executive’s orderly transition and separation from the Company effective on the Separation Date (as defined below); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.            Separation Date. Executive’s effective date of separation from employment with the Company and, as may be applicable, any and all of its parents, affiliates and subsidiaries, including, without limitation, Nabriva Therapeutics GMBH and Nabriva Therapeutics plc (“Parent”) (together, the “Affiliates”), will be January 15, 2023 (the “Separation Date”).  Executive hereby resigns, as of the Separation Date, from any and all of his positions as an officer and employee of the Company and each of its Affiliates, and Executive further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement.  As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by applicable law or as otherwise specifically set forth in this Agreement.

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2.       Severance Benefits. In return for Executive’s timely signing and not revoking this Agreement as set forth in Section 13 below, and subject to Executive’s compliance with all terms hereof, the Company shall: (i) continue to pay the Executive, in accordance with the Company’s regularly established payroll procedure, the Executive’s Base Salary for a period of eighteen (18) months; (ii) for a period of eighteen (18) months following the date of the Executive’s termination of employment (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (such period, the “COBRA Coverage Period”), provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, continue to pay the Company’s share of the premium the Executive and/or his eligible dependents are required to pay for continuation coverage pursuant to COBRA based on the cost sharing levels in effect on the date of the Executive’s termination of employment, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case, instead of providing the benefits as set forth above, the Company shall instead pay to the Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof), unless the Company determines that such payments would not comply with applicable law in a manner that causes the Company to incur additional taxes, penalties, fines or charges as a result of such payments (other than employer-side employment taxes payable on such payments); (iii) pay the Executive a lump sum equal to 100% of the Executive's Target Bonus (as defined in the Employment Agreement) for 2023, payable within seventy-five (75) days of the termination date; and (iv) all of the Executive’s then-unvested equity awards shall vest and become fully exercisable or non-forfeitable effective as of the termination date, with the same treatment applying to any then-unvested equity awards granted by the Company to the Executive under any successor equity incentive plan (provided, however, that the accelerated vesting of any equity awards the vesting of which is subject to performance-based vesting conditions (and excluding, for the avoidance of doubt, performance-based awards that are subject to time-based vesting following the achievement of the applicable performance metric) shall be governed by the individual award agreement and the equity plan under which such awards were granted to the extent such award agreement specifically provides that such awards will not be eligible for accelerated vesting under this Agreement) (provided that, with respect to any equity award that is a restricted stock unit, in no event shall such restricted stock unit be settled later than the March 15 of the calendar year following the year in which the termination date occurs) (collectively, the “Severance Benefits”). Other than the Severance Benefits, Executive will not be eligible for, nor shall he or she have a right to receive, any payments or benefits from the Company or any of its Affiliates following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy. For the sake of clarity, the Parties agree that there is no earned but unpaid annual bonus due for 2022.

3.       Release of Claims. In exchange for the consideration set forth in this Agreement, which Executive acknowledges he or she would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its Affiliates (including, without limitation, the Parent), subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the False Claims Act, 31 U.S.C. § 3729 et seq., 38 U.S.C. § 4301 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. § 336.1 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; all claims arising out of the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900 et seq., Cal. Labor Code § 201 et seq. (California payment of wages law), the California Equal Pay Act, Cal. Lab. Code § 1197.5 et seq., the California Family Rights Act, Cal. Gov’t. Code § 12945.2 and § 19702.3, the Cal-WARN Act, Cal. Lab. Code §§ 1400-1408, Cal. Lab. Code § 233 (California’s kin care law), Cal. Lab. Code § 230.8 (California leave for school activities law), Cal. Lab. Code § 245.5 (California paid sick leave law), Cal. Lab. Code §§ 230 and 230.1 (California domestic violence leave law), Cal. Mil. And Vet. Code § 395.10 (California military family leave law), Cal. Code Regs. tit. 2, §§ 11035-11051 (California’s pregnancy leave law), California Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., and Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company and/or its Affiliates (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

Notwithstanding the foregoing, nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).  Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him or her and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his or her service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have to vested or earned compensation or benefits, including pension or 401(k) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, (iii) Executive’s right to communicate or cooperate with any government agency, (iv) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (v) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; and (vi) any rights or claims that cannot be waived by law, including claims for unemployment benefits.

4.       Section 1542 Waiver. Executive understands and agree that the claims released in Section 3 above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 3.  Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts.  Executive knowingly and voluntarily waive any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

5.       Continuing Obligations. Executive acknowledges and reaffirms his or her obligation, to the extent permitted by law and except as otherwise permitted by Section 9 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company and/or its Affiliates that Executive acquired during the course of his or her employment with the Company and/or its Affiliates, including, but not limited to, any non-public information concerning the Company’s and/or its Affiliates’ business affairs, business prospects, and financial condition.  Executive further acknowledges and reaffirms his or her obligations set forth in the Proprietary Rights, Non-Disclosure, Inventions, and Non-Solicitation Agreement or similar agreement that he previously executed for the benefit of the Company (the “Restrictive Covenants Agreement”), which remain in full force and effect and which survive his or her separation from employment with the Company.

6.       Non-Disparagement. Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, he or she will not, in public or private, make any disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or its Affiliates (including, without limitation, Parent), and all of its and their respective officers, directors or employees or regarding the Company’s business affairs, business prospects, or financial condition. The Company agrees that, to the extent permitted by law, none of their respective officers or directors will, in public or private, make any disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding Executive. Nothing herein prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Notwithstanding the foregoing, nothing herein shall be construed as preventing any Party from making truthful disclosures in any litigation or arbitration.

7.       Return of Company Property. Executive confirms that he or she has returned to the Company or, with the written permission of the Company, destroyed, all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other tangible or intangible Company-owned property in his or her possession or control and, other than with the written permission of the Company, has left intact, and has otherwise not destroyed, deleted or made inaccessible to the Company, all electronic Company documents, including but not limited to those that he developed or helped to develop during his or her employment or service with the Company. Executive further confirms that, to the extent requested by the Company, he has canceled all accounts for his or her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

8.       Confidentiality. Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his or her agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company; provided, however, that nothing herein shall be construed as preventing Executive from making truthful disclosures in any litigation or arbitration or from having confidential conversations with his or her agents and representatives and family members on the condition that any individuals so informed must hold the above information in strict confidence.

9.       Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.       Cooperation. Executive agrees that, to the extent permitted by law, he or she shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator, that relate in any manner to Executive’s conduct or duties at the Company or that are based on facts about which Executive obtained personal knowledge while employed at or providing services to the Company.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company.  Any reasonable out-of-pocket expenses incurred by Employee associated with such cooperation will be paid for or reimbursed by the Company.  Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.       Business Expenses and Final Compensation. Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his or her employment and that no other reimbursements are owed to him or her.  Executive acknowledges that he has received all compensation due to him or her from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he or she is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.

12.       Modified Section 280G Cutback.  Section 9 of the Employment Agreement is hereby incorporated by reference and shall continue to apply to Executive as if fully set forth herein.

13.        Time for Consideration and Revocation. Executive acknowledges that he or she was initially presented with this Agreement on January 13, 2023 (the “Receipt Date”).  Executive understands that this Agreement shall be of no force or effect, and that he or she shall not be eligible for the consideration described herein, unless he or she signs and returns this Agreement no later than the forty-sixth (46th) day after the Receipt Date and does not revoke his or her acceptance in the subsequent seven (7) day period (the day immediately following expiration of such revocation period, the “Agreement Effective Date”). Executive acknowledges that he or she will not be entitled to the Severance Benefits unless the Agreement Effective Date occurs within sixty (60) days following the Separation Date (or such shorter period as may be directed by the Company at the time of separation).

14.       Acknowledgments.  Executive acknowledges that he or she has been given at least forty-five (45) days to consider this Agreement, and that the Company is hereby advising him or her to consult with an attorney of his or her own choosing prior to signing this Agreement.  Executive further acknowledges and agrees that any changes made to this Agreement following his or her initial receipt of this Agreement, whether material or immaterial, shall not restart or affect in any manner the forty-five (45) day consideration period. Executive understands that he or she may revoke this Agreement for a period of seven (7) days after he or she signs it by notifying the Company in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Executive understands and agrees that by entering into this Agreement he or she will be waiving any and all rights or claims he or she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he or she has received or will receive consideration beyond that to which he was previously entitled.

15.       Voluntary Assent. Executive states and represents that Executive has had an opportunity to fully discuss and review all of the terms of this Agreement with an attorney of the Executive’s own choosing. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

16.       Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case addressed to the Company at its principal executive offices and to the Executive at his or her most recent address set forth in the Company’s personnel records. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 16.

17.       Arbitration. The parties agree that any and all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement, the Employment Agreement or their enforcement, performance, breach, or interpretation, or the Executive’s termination of employment or service, shall be subject to arbitration in accordance with the provisions of Section 12 of the Employment Agreement, which is incorporated herein by reference.

18.       Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Parties each consent to the jurisdiction of such a court. The Parties each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

19.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. Notwithstanding the foregoing, in the event of the Executive’s death, his rights to any payments or benefits hereunder to which he is or becomes entitled to at the time of his death may be assigned or transferred by the laws of descent and distribution and any such payments or benefits will be provided to the Executive’s beneficiaries or estate, as applicable.

20.       No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by each Party. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

21.       Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

22.       Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

23.       Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

24.       Entire Agreement. This Agreement and the Restrictive Covenant Agreement contain and constitute the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including without limitation, the Employment Agreement; provided, however, that nothing in this Section shall modify, cancel or supersede Executive’s obligations set forth in Section 5 above or under the Restrictive Covenants Agreement; provided, further, that notwithstanding this Section 24, Sections 9, 12 and 15 of the Employment Agreement shall survive and shall continue to be binding on the Parties and to govern the payment of the Severance Benefits.

25.        Tax Acknowledgement. In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him or her with respect to such Severance Benefits under applicable law.  Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

26.       Section 409A. Section 15 of the Employment Agreement is hereby incorporated by reference and shall apply to this Agreement as if set forth herein in full.

27.       Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) written below.

NABRIVA THERAPEUTICS US, INC.

By:	/s/ J. Christopher Naftzger
Name:	J. Christopher Naftzger
Title:	General Counsel & Corporate Secretary

Date:	1/14/2023

EXECUTIVE

I hereby agree to the terms and conditions set forth above.  I have been given at least forty-five (45) days to consider this Agreement and I have chosen to execute this on the date below.  I intend that this Agreement will become a binding agreement if I do not revoke my acceptance within seven (7) days. I have also been advised to consult with counsel with regards to this Agreement.

/s/ Theodore R. Schroeder
Name:	Theodore R. Schroeder

Date:	1/16/2023

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